Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Flanders Q1 Earnings

St. Petersburg, Florida, April 30, 2008 – Flanders Corporation (NASDAQ:FLDR), today announced its results for the first quarter ended March 31, 2008. Net Earnings were $2.4 million or $.10 per share, compared to Net loss of $11 thousand, or $0.00 per share, for the first quarter ended March 31, 2007. Revenues for the quarter were $49.2 million, down 18.3% from $60.2 million for the first quarter ended March 31, 2007.

Harry Smith, Chief Operating Officer, commented, “We have continued optimism for our 2008 operating results. We are pleased about our return to profitability. We have worked hard and we continue to focus on our core competencies, product mix, and factory utilization. Although our sales are down, we are focusing on operations and profitability in order to maximize shareholder value.”

Smith added, “During the first quarter we continued to sell or shut down certain direct sales offices. We are also very close to finalizing the sale of the media operation which is a testament to our focus of shedding verticality and making our operation efficient and profitable.

The company has made some progress in rebuilding some of its current infrastructure including procurement, engineering and research and development. The company’s marketing initiative is also underway which is going to help create and market our own brand name.”

Smith concluded “We have worked thoroughly to bring the organization back to core competence. Our strategic advantage is our vast product offering, footprint and manufacturing capabilities. We are working diligently with our vendor base for raw materials and logistics to build a structure that gives us a significant advantage over competitors due to our large volume purchases in both areas. We will be focusing on automation to continue to drive down head-count and get our plants more efficient. We are reiterating the guidance of $245 million in sales for 2008. We are still monitoring and working toward a potential MOX contract but that is not included in our guidance or our budget. We remain focused on bringing the organization back to a health.”

Conference Call

A conference call with investors, analysts and other interested parties is scheduled for 4:30 p.m. EDT on Wednesday, April 30, 2008, to discuss 2008 first quarter operating results. People wishing to participate in the conference call should dial 866-425-6192.

Safe Harbor Statement

The statements made in this press release regarding Flanders (1) belief of and intention to achieve long-term profitable growth, (2) continued optimism for its 2008 operating results, (3) return to profitability, (4) focus on our core competencies, product mix, and factory utilization, (5) focusing on operations and profitability in order to maximize shareholder value. (5) being very close to finalizing the sale of the media operation which is a testament to the Company’s focus of shedding verticality and making operations efficient and profitable, (6) thoroughly bringing the organization back to core competence, (7) working diligently with its vendor base for raw materials and logistics to build a structure that gives the Company a significant advantage over competitors due to large volume purchases in both areas, (8) focusing on automation to continue to drive down head-count and get plants more efficient, (9) achieving sales of $245 million in sales for 2008, (10) monitoring and working toward a potential MOX contract, (12) remaining focused on bringing the organization back to a health and (13) that the decisions the new management team has made and changes implemented will lead to long term profitability and increased shareholder value going forward and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of Flanders and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company’s ability to increase sales; the Company’s ability to maintain its customer base; the Company’s ability to have profitable long-term relationships with its customers; that the market for the Company’s products will continue to grow; seasonality, competition and other factors; the effect of competitive and economic factors and the Company’s reaction to them; possible disruption in commercial activities caused by terrorist activity and armed conflicts; changes in logistics and security arrangements; reduced purchases relative to security expectations or economic factors; possible disruption in commercial activity as a result of natural disasters; the Company’s ability to generate positive cash flows from operating activities; the ability of the Company to repurchase its common shares and what effect those transactions may have on cash and liquidity; the Company’s ability to expand current markets and develop new markets. For a more detailed discussion of risk factors that may affect Flanders operations, please refer to the Company’s Form 10-K for the year ended December 31, 2007. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

This press release contains forward-looking statements that are inherently subject to risk. These forward-looking statements are not intended to be promises or predictions of the future and may be affected by a number of factors that may change the currently anticipated outcome. These factors include market acceptance of Flanders’ products, competition in the marketplace for Flanders’ products, the success of retailers and distributors through which Flanders sells its products, Flanders’ ability to contain costs and maintain production and efficiency with a reduced workforce, a determination by potential Flanders customers that the higher cost of its high-end filtration systems can be justified for general application, Flanders’ ability to successfully retrofit existing buildings with effective sophisticated filtering and air handling systems, the ability to increase its high end containment products for commercial and governmental settings, and the development of increased demand for its high-end products. Many of these factors are not within Flanders’ control. These factors, and others, are discussed in Flanders’ periodic reports filed with the Securities and Exchange Commission and should be reviewed by the reader of this press release.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Harry Smith at (252) 946-8081.

– Tables to Follow –

Selected Operations Data (all but per share data in Millions)	Q1 2008	Q1 2007
Net sales	$49.2	$60.2
Gross profit	8.7	9.0
Operating expenses	9.3	11.0
Operating loss	(.6)	(2.0)
Non-operating income	2.1	.3
Earnings (Loss) before income taxes and extraordinary item	1.5	(1.6)
Extraordinary item	1.5	1.0
Net earnings	$2.4	$0.0
Net earnings per share:
Basic	$0.10	$0.00
Diluted	$0.09	$0.00
Common shares outstanding:
Basic	25.7	26.4

Selected Balance Sheet Data (in Millions)	3/31/2008	12/31/2007
Working capital	$50.2	$50.3
Total assets	174.4	183.6
Long-term obligations, including current maturities	31.2	32.3
Total shareholders’ equity	89.5	87.4